Business license

(duplicate) (1-1)

Uniform code of social credit: 91110102MA01DEBX72

Name: Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.

Type of Company: Limited liability Company (Corporate-owned)

Domicile: Room 32010, Floor 3, Building 21, Pingyuanli, Xicheng District, Beijing

Legal Representative: Wang Yuqing

Registered capital: RMB 60,000,000

Date of establishment: July 11, 2018

Duration of operations: From July 11, 2018 to July 10, 2048

Business Scope: economic and trade consultation; undertake exhibition activities; enterprise management; conference services; market survey; technical services, technology transfer, technology development, technology promotion, and technical consultation; sales of stationery, electronic products, computers, software and auxiliary equipment, machinery equipment, household appliances, handicrafts and metal materials; software development; organize cultural and artistic exchange activities (excluding performances). (The enterprise independently chooses to operate the items and carry out the business activities according to law; for the items subject to approval according to law, the enterprise carries out the business activities in accordance with the approved items after being approved by the relevant department; the enterprise shall not engage in the business activities prohibited and restricted in this city’s industrial policy.)

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Registration authority: Beijing Administration for Industry and Commerce Xicheng Branch

July 11, 2018

Tip: Submit and public the report of the previous year and make announcement through the Enterprise Credit Information Publicity System from January 1 to June 30 each year.

Website of publicity system of enterprises’ credit information: qyxy.baic.gov.cn

Formulated under supervision of State Administration for Industry and Commerce of the People’s Republic of China